Exhibit 99.1
For Immediate Release

Contacts:        William R. Gargiulo, Jr.        231.526.1244
                        Donna Felch, CFO             312.595.9123

The Female Health Company
Reports First Quarter Operating Results, as Gross Profit Margins Widen on Increasing Sales of FC2 Female Condom®

Company Reaffirms Guidance Anticipating Record FY2009
Sales and Earnings

CHICAGO, Illinois -- February 10, 2009 -- The Female Health Company (NYSE Alternext: FHC - News), which manufactures and markets the FC and FC2 Female Condoms®, today reported its operating results for the first quarter of FY2009.

While unit sales increased during the three months ended December 31, 2008, the Company’s net revenues decreased 7% to approximately $5.3 million, compared with approximately $5.7 million in the first quarter of the previous fiscal year.  The decline in revenues reflects a continuing shift in product shipments towards the Company’s FC2 Female Condom®, which is priced lower and generates a higher gross profit margin than FC1.  In addition, unit sales have been temporarily limited by a significant increase in orders for FC1, our first generation product, by customers requiring final FDA approval to order FC2.  At times, the increased demand has exceeded our capacity to produce FC1.  We elected not to invest in expanding FC1 production capacity in anticipation of securing FC2 FDA approval, discontinuing FC1 and investment in expanding FC2 production capacity.  Given final FDA approval, it is anticipated that these customers will purchase FC2, eliminating this temporary limitation.

The Company’s net income attributable to common shareholders increased 98% to $1,608,816, or $0.06 per diluted share, during the first quarter of FY2009, compared with net income attributable to common shareholders of $813,968, or $0.03 per share, in the corresponding period of the previous fiscal year.  The Company was positively impacted by the strengthening of the U.S. dollar relative to the British pound sterling in the first quarter of FY2009, resulting in a foreign currency gain of $1,194,107, compared with a currency gain of $115,358 in the first quarter of FY2008.

Gross profit increased 3% to $2,441,194 in the most recent quarter, compared with $2,366,116 in the first quarter of FY2008.  Gross profit as a percentage of revenue totaled 45.7% in the first quarter of FY2009, versus 41.3% in first quarter of FY2008.  Operating income decreased to $438,935, from $729,645 in the three months ended December 31, 2007, due to significant one-time expenses related to the Company’s preparation for, and participation in, the FDA OB/GYN Device Advisory Committee hearing on December 11, 2008.  Other expense  increases included compensation costs; and Sarbanes Oxley internal control review consulting.

As noted in previous news releases, the Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling, and shipping of products.

“We are pleased with first quarter results, which were consistent with management’s expectations,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company.  “The increasing acceptance of our second-generation FC2 Female Condom® and its favorable impact on our profitability is particularly encouraging.  We ended the first quarter with a strong, debt-free balance sheet, approximately $3.2 million of cash in the bank, and a current ratio of 4.3-to-1.0.”

“The event of greatest significance during our first quarter occurred in December, when the FDA’s OB/GYN Advisory Panel voted unanimously to recommend approval of FC2, so long as the labeling specifies the type of clinical study on which the approval was based.  We are presently working through labeling details with the FDA for final approval, which will allow us to market FC2 in the United States and to provide it to the U.S. Agency for International Development (USAID), one of our largest customers.”

“We are reaffirming our annual guidance for FY 2009 that unit sales should increase 20% to 25% and that operating earnings should rise 50% to 75% from last year’s record levels,” concluded Parish.

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. EST today, February 10, 2009.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international participants dial 412-858-4600) and asking to be connected to “The Female Health Company Conference Call”, a few minutes before 11:00 a.m. EST on February 10, 2009.  A replay of the call will be available one hour after the call through 5:00 p.m. EST on February 24, 2009 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 427502.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC Female Condom®, (FC1) and the FC2 Female Condom (FC2), which are primarily distributed by public health organizations and donor groups in over 90 developing countries around the world. Globally, the Female Condoms are available in various programs in 116 countries. The Company owns certain worldwide rights to the FC Female Condom®, including patents that have beenissued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, the European Patent Convention, the People's Republic of China, Canada, South Korea and Australia. FC Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.

For more information about the Female Health Company visit the Company’s web site at http://www.femalehealth.com and http://www.femalecondom.org.

 If you would like to be added to an e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company’s financial guidance for fiscal 2009.  These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company’s actual results and future developments could differ materially from the results or developments express in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance;  competition in the Company’s markets and the risk of new competitors and new competitive product introductions;  The Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments;  global donors and other public health organizations in the global public sector;  the economic and business environment and the impact of government pressures, risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers;  the Company’s production capacity, efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communication and Securities and Exchange Commission filings, including the Company’s form 10-K for the fiscal year ended September 30, 2008.  Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

The Female Health Company Unaudited Condensed Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
Cash	$3,190,841	$1,604,306
Restricted cash	173,970	236,138
Accounts receivable, net	3,444,439	6,007,114
Inventory	1,817,324	1,785,430
Prepaid and other current assets	282,884	328,516
Deferred income taxes	1,600,000	825,000
Total current assets	10,509,458	10,786,504

Other non-current assets	56,000	246,853
Net property, plant & equipment	1,446,858	1,477,667
Total assets	$12,012,316	$12,511,024

Accounts payable	$1,047,221	$1,129,725
Accrued expenses	1,374,249	1,818,791
Preferred dividends payable	24,575	48,643
Total current liabilities	2,446,045	2,997,159

Obligations under capital leases	30,573	58,888
Deferred gain on sale of facilities	666,233	1,017,317
Deferred grant income	161,382	247,567
Total liabilities	3,304,233	4,320,931

Total stockholders’ equity	8,708,083	8,190,093
Total liabilities and stockholders' equity	$12,012,316	$12,511,024

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Three Months Ended December 31,
	2008	2007

Net revenues	$5,344,838	$5,734,751

Cost of products sold	2,903,644	3,368,635

Gross profit	2,441,194	2,366,116

Advertising and promotion	70,794	41,518
Selling, general and administrative	1,861,045	1,493,824
Research and development	70,420	101,129

Total operating expenses	2,002,259	1,636,471

Operating income	438,935	729,645

Interest, net and other income	(8,889)	(9,608)
Foreign currency transaction gain	(1,194,107)	(115,358)
Income before income taxes	1,641,931	854,611

Income tax expense	8,540	-

Net income	1,633,391	854,611

Preferred dividends	24,575	40,643

Net income attributable to common stockholders	$1,608,816	$813,968

Net income per basic common share outstanding	$0.06	$0.03

Basic weighted average common shares outstanding	25,820,224	26,121,460

Net income per diluted common share outstanding	$0.06	$0.03

Diluted weighted average common shares outstanding	27,984,633	28,688,345